Registration No. 333-73746
Rule 424(b)(2)

PRICING SUPPLEMENT No. 12 Dated May 23, 2002 (To Prospectus dated January 10, 2002)
$15,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue Floating Rate Notes
Principal Amount: $300,000,000
Price to Public: 100%	Proceeds to HFC: 99.95%
Issue Date: May 30, 2002	Stated Maturity: May 30, 2003
Redeemable On or After: Not Applicable
Redemption Price at Maturity: 100%
Initial Interest Rate: To be determined on May 28, 2002
Interest Rate Basis: LIBOR Telerate.
Spread or Spread Multiplier: +.35% (.35 basis points)

Interest Payment Dates: On the 30th of August, November, February and May of each year, commencing August 30, 2002, and the Stated Maturity. If said day is not a Business day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately preceding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Reset Date: On each Interest Payment Date.

Interest Determination Date: On the Second London Business Day prior to each Interest Payment Date.
Index Maturity: Three Month
Agent:
Deutsche Banc Alex Brown Inc.	$140,000,000	DTC 0573
Morgan Stanley Dean Witter	$ 90,000,000	DTC 0050
Banc One Capital Markets Inc.	$ 55,000,000	DTC 2794
Barclays Capital, Inc.	$ 15,000,000	DTC 7256

Agent's Discount or Commission: .05%	CUSIP: 44181KP40